Exhibit 21.1
SUBSIDIARIES OF ARISTOTLE HOLDING, INC.

Name	State/Jurisdiction of Incorporation
Aristotle Merger Sub, Inc.	Delaware
Plato Merger Sub, Inc.	Delaware